Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Announces Refinancing of Debt

New financing allows investment in growth initiatives

MASSILLON, OHIO, December 1, 2011 – MISCOR Group, Ltd. (MIGL.PK), a provider of outsourced maintenance and electro-mechanical repair and complementary services for a diverse range of industries, has completed refinancing of its senior secured credit agreement with Wells Fargo Bank, N.A. replacing its existing Wells Fargo credit agreement, which was set to expire November 30, 2011. The agreement includes a flexible credit facility for cash drawings amounting to $5 million and a new $1 million machinery and equipment loan. With a maturity of July 31, 2013, the new facility allows MISCOR to further foster its growth strategy.

Closely following the announcement of their third consecutive profitable quarter, President and CEO of MISCOR Group Michael P. Moore remarked, “This new credit facility was a major item on our strategic agenda for 2011. The positive response of Wells Fargo in signing the agreement underlines MISCOR’s strong position in the industrial maintenance and repair market and provides a sound foundation for the planned development of our business as we continue to expand strategic relationships with our customers. This refinancing will only accelerate these efforts.”

The Credit Agreement allows MISCOR Group to make substantial repayments towards the outstanding principal of its subordinated notes. This refinancing is expected to reduce the Company’s interest expenses going forward, improve overall capital structure, and facilitate execution of strategic initiatives. The Company expects annual interest costs of approximately $616 thousand on $9.4 million of debt, which provides for roughly $368 thousand in interest cost savings. Outstanding borrowings under the Senior Credit Facility and the machinery and equipment loan will bear interest at a rate per annum equal to the 90-day LIBOR plus 475 basis points through July 31, 2013.

In conjunction with the financing obtained through Wells Fargo, the Company has completed the renegotiation and extension of its subordinated debt. As a result of the new financing and previously announced improved earnings, the Company was able to repay a portion of the $4.0 million subordinated debt and successfully extended the maturity date of the subordinated debt that was set to expire on November 30, 2011. As part of the renegotiation, the Company has paid $633 thousand at closing and has extended the maturity date until August 2013. The Company also completed the renegotiation of its $2.1 million subordinated debt prior to maturity in March 2012. As part of the renegotiation, the Company has paid $317 thousand at closing and has extended the maturity until October 2013. Additionally a prior working capital dispute between this subordinated debt holder and the Company has been resolved.

Mr. Moore concluded: “Entering into this new agreement is a pivotal step in our ability to invest in our planned growth initiatives and to expand our competitive mix of products and services. We continue to achieve a high level of customer satisfaction, recently renewing our authorized service agreement with ABB and renewing our service agreement with CSX as well as being recognized as one of their valued key suppliers. These agreements recognize the Company’s ability to deliver results that exceed customer expectations.”

About MISCOR Group, Ltd.

Massillon, Ohio-based MISCOR Group, Ltd. (MIGL.PK) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: Industrial Services, consisting of the Company’s maintenance and repair services to several industries, including electric utilities, wind power, transportation, chemical, oil, pulp and paper, metal manufacturing and forming, and repairing, manufacturing, and remanufacturing industrial lifting magnets for the steel and scrap industries; and Rail Services, consisting of the Company’s manufacturing of power assemblies, engine parts, and other components related to large diesel engines.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, and may cover such items as the Company’s future plans, objectives, events, contract pricing and results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Risk Factors include, among others: price of raw materials, ability to win and service competitively priced new contracts in sufficient amounts to operate and expand effectively, employee turnover, ability to compete in highly competitive, geographically diverse marketplaces, ability to complete planned divestitures and varying and sometimes volatile economic conditions. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release is issued. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT:

Trisha Abbruzzi

MISCOR Group, Ltd.

(330) 830-3526 tabbruzzi@miscor.com